Salem Media Group, Inc.

6400 North Belt Line Road

Irving, TX 75063

December 20, 2022

Via EDGAR Correspondence

Securities and Exchange Commission

Division of Corporation Finance

Office of Technology

100 F. Street, N.E.

Washington D. C. 20549

Re:	Acceleration of Effective Date

Salem Media Group, Inc.

Registration Statement on Form S-3

File No. 333-267721

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned respectfully request that the effective date of the above-referenced Registration Statement be accelerated so that the same will become effective at 5:30 p.m., Eastern Time, on December 22, 2022, or as soon thereafter as is practicable.

Very truly yours,

SALEM MEDIA GROUP, INC.

By:	/s/ Christopher J. Henderson
Christopher J. Henderson
Executive Vice President and General Counsel

Co-Registrants:

AIR HOT, INC.

BISON MEDIA, INC.

INSPIRATION MEDIA, INC.

NEW INSPIRATION BROADCASTING COMPANY, INC.

NI ACQUISITION CORPORATION

REACH SATELLITE NETWORK, INC.

SALEM COMMUNICATIONS HOLDING CORPORATION

SALEM CONSUMER PRODUCTS, INC.

SALEM MANAGEMENT SERVICES, INC.

SALEM MEDIA OF COLORADO, INC.

SALEM MEDIA OF HAWAII, INC.

SALEM MEDIA OF OHIO, INC.

SALEM MEDIA OF OREGON, INC.

SALEM MEDIA OF TEXAS, INC.

SALEM MEDIA REPRESENTATIVES, INC.

SALEM NEWS, INC.

SALEM RADIO NETWORK INCORPORATED

SALEM RADIO PROPERTIES, INC.

SCA LICENSE CORPORATION

SRN NEWS NETWORK, INC.

SRN STORE, INC.

By:	/s/ David P. Santrella
David P. Santrella
Chief Executive Officer

EAGLE PRODUCTS, LLC

By:	SALEM COMMUNICATIONS HOLDING CORPORATION,
ITS MANAGING MEMBER

NEWS AGGREGATOR, LLC

By:	SALEM COMMUNICATIONS HOLDING CORPORATION,
ITS MANAGING MEMBER

By:	/s/ David P. Santrella
David P. Santrella
Chief Executive Officer

HISPANOS COMMUNICATIONS, LLC

By:	SALEM MEDIA GROUP, INC.,
ITS MANAGING MEMBER

By:	/s/ David P. Santrella
David P. Santrella
Chief Executive Officer

INSPIRATION MEDIA OF TEXAS, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF ILLINOIS, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF MASSACHUSETTS, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM MEDIA OF NEW YORK, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM RADIO OPERATIONS, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM SATELLITE MEDIA, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SALEM WEB NETWORK, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

SCA-PALO ALTO, LLC

By:	SCA LICENSE CORPORATION,
ITS MANAGING MEMBER

By:	/s/ David P. Santrella
David P. Santrella
Chief Executive Officer